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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): April 14, 2003

                             Equistar Chemicals, LP
             (Exact name of registrant as specified in its charter)

            Delaware                     333-76473               76-0550481
(State or other jurisdiction of         (Commission           (I.R.S. Employer
       incorporation)                   File Number)         Identification No.)

                              1221 McKinney Street
                         Suite 700, Houston, Texas 77010
              (Address of principal executive offices and zip code)

        Registrant's telephone number, including area code: 713-652-7200

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Item 5.  Other Events.

Equistar Chemicals, LP ("Equistar") today announced that it is commencing a private placement offering of $325 million of senior notes due in 2011. The press release announcing the proposed offering is being filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits.

             99.1     Press Release

Item 9.  Regulation FD Disclosure.

Equistar's offering materials in connection with the proposed offering of senior notes include the following information:

First Quarter Results of Operations and Financial Condition
-----------------------------------------------------------

First Quarter 2003 Results of Operations

Equistar's first quarter 2003 operating results were adversely affected by the level and volatility of raw material and energy costs. Largely as a result of global political events and economic uncertainties, the chemical industry experienced significantly higher and more volatile raw material and energy costs in the first quarter 2003 compared to the prior year, despite some moderation late in the quarter. Equistar implemented significant price increases in the first quarter 2003 for substantially all of its petrochemicals and polymers products. However, the amounts and timing of implementation of these price increases did not fully offset the impact of the raw material and energy cost increases. In addition, demand for chemical products was adversely impacted by the global economic uncertainties and product price increases. As a result of the factors noted above, based on preliminary estimates, Equistar expects its operating loss for the first quarter 2003 to be greater than either its operating loss of $62 million in the fourth quarter 2002 or its operating loss of $75 million in the first quarter 2002. Similarly, Equistar expects a decline in first quarter 2003 EBITDA. Equistar anticipates that the EBITDA decline from the fourth quarter 2002 to the first quarter 2003 will be no greater than the dollar amount of the decline in EBITDA from the fourth quarter 2001 to the first quarter 2002. Included in EBITDA for the first quarter 2003 will be a loss of approximately $12 million for the sale of the Bayport polypropylene facility as a result of the transaction described below with Sunoco, Inc. Set forth below is a reconciliation of operating loss to EBITDA for the fourth quarter 2001, first quarter 2002 and the fourth quarter 2002:

                   Reconciliation of Operating Loss to EBITDA

                                                                   Three months ended
                                               -----------------------------------------------------------
                                                 December 31,           March 31,          December 31,
                                                     2001                 2002                 2002
                                               -----------------    -----------------     ----------------
     Operating loss                                   $(43)                $(75)                 $(62)
     Plus: Other income (expense), net                   1                    1                    (1)
     Depreciation and amortization                      81                   73                    77
                                               -----------------    -----------------     ----------------
     EBITDA                                           $ 39                 $ (1)                 $ 14
                                               =================    =================     ================

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Cash Balances and Revolver Borrowings as of March 31, 2003

As of March 31, 2003, cash and cash equivalents totaled in excess of $100 million and no borrowings were outstanding under Equistar's revolving credit facility. This position reflects, among other things, the continuing Equistar focus on cash conservation efforts, such as limiting capital expenditures and restricting operating costs, and the product price increases described above. These balances also reflect the receipt of proceeds of approximately $190 million from the transaction described below with Sunoco, Inc. Also, in consideration of discounts offered to certain customers for early payment for product delivered in March 2003, some amounts were collected in March that otherwise would have been expected to be collected in April 2003, including $23 million of its receivables from Lyondell Chemical Company and $46 million of its receivables from Occidental Chemical Corporation.

Transaction with Sunoco, Inc.
-----------------------------

Equistar has entered into a long-term propylene supply arrangement with subsidiaries of Sunoco, Inc. Beginning April 1, 2003, Equistar will supply 700 million pounds of propylene annually to Sunoco for a period of 15 years, with a majority provided under a cost-based formula. This supply arrangement replaces a previous contract under which Equistar supplied 400 million pounds of propylene annually to Sunoco.

In connection with the supply arrangement, Equistar sold its Bayport polypropylene manufacturing unit in Pasadena, Texas to Sunoco. However, Equistar retained ownership of its Bayport low-density polyethylene unit. Sunoco will operate both units. Equistar's Novolen(R) based polypropylene manufacturing plant in Morris, Illinois and Equistar's interest in its Novolen Technology Holdings venture were not included in the transaction.

The total consideration to Equistar for the supply arrangement and asset sale was approximately $190 million, plus the value of the Bayport polypropylene inventory. Proceeds of approximately $159 million represent a partial prepayment for propylene to be delivered under the supply arrangement. This deferred revenue will be recognized over the 15-year life of the arrangement as propylene is delivered. In addition, Equistar expects to recognize a loss of approximately $12 million on the sale of the Bayport polypropylene facility. A portion of the net proceeds that Equistar received was initially used to repay all $104 million of borrowings outstanding under its revolving credit facility as of March 31, 2003. As a result of the transactions, the commitment under Equistar's revolving credit facility has been reduced by $96 million, to $354 million. Equistar intends to reinvest the remaining net proceeds in its business.




Equistar is furnishing this disclosure under Items 9 and 12 of Form 8-K.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Equistar Chemicals, LP

                             By:  /s/ Gerald A. O'Brien
                                  --------------------------------------------
                                  Gerald A. O'Brien
                                  Vice President, General Counsel and Secretary

Date: April 14, 2003

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                                INDEX TO EXHIBITS

Exhibit
Number            Description
------            -----------

99.1              Press Release